Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the use in this Amendment No. 4 to Registration Statement No. 333-202124 on Form S-1 of our report dated April 3, 2015 (April 29, 2015 as to the subsequent events described in Note 16 and May 10, 2015 as to the effects of the one-for-four reverse stock split described in Note 16) relating to the consolidated financial statements of Arcadia Biosciences, Inc. and subsidiary, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such prospectus.

/s/ Deloitte & Touche LLP
Phoenix, Arizona
May 13, 2015